AMENDMENT OF

CHANGE OF CONTROL AGREEMENT

WHEREAS, Everest Reinsurance Company (the “Company”), Everest Reinsurance Holdings, Inc. (“Holdings”) and Joseph V. Taranto (“Taranto”) were parties to a Change of Control Agreement effective as of July 15, 1998 (as amended to date, the “Change of Control Agreement”);

WHEREAS, pursuant to a restructuring of Holdings, Holdings became a wholly-owned subsidiary of Everest Re Group, Ltd. (“Everest Group”);

WHEREAS, in connection with the restructuring, Everest Group established a wholly-owned subsidiary, Everest Global Services, Inc. (“Everest Services”);

WHEREAS, the Change of Control Agreement was thereafter amended in connection with the restructuring to reflect the restructuring and the establishment of Everest Services and Taranto’s employment by Everest Services and Holdings;

WHEREAS, (a) Taranto has previously transferred to employment with Everest Services; (b) Everest Services has been substituted for the Company under the Change of Control Agreement; (c) Everest Services has adopted and has become a party to the Change of Control Agreement; and (d) the Change of Control Agreement has been previously amended to reflect all of the foregoing transactions;

WHEREAS, the parties have now agreed to a further modification to the Change of Control Agreement and it is now desirable to amend the Change of Control Agreement to reflect such modification; and

WHEREAS, the Company, Holdings, Everest Group and Everest Services have consented to such amendment;

NOW, THEREFORE, the Change of Control Agreement is hereby amended, effective as of April 5, 2007, by substituting the following for Paragraph F of Section 3 of the Change of Control Agreement:

“F.        This Agreement shall terminate on the earliest of: (i) one year following a Material Change; (ii) termination by Taranto of his employment with the Company under circumstances not following a Material Change; (iii) the Company’s termination of Taranto’s employment for Due Cause; or (iv) December 31, 2009, or any date thereafter, provided that sixty days prior written notice of termination of this Agreement is given to Taranto by the Company and Holdings, and further provided that such written notice of termination shall not be effective during any period of time when the Board or Holdings’ Board is aware of any circumstance which could reasonably be expected to result in a Material Change. Termination of this Agreement shall not relieve the Company and Holdings from their respective obligations to Taranto under this Agreement relating to a Material Change which occurs prior to such termination.”

IN WITNESS WHEREOF, the parties have executed this amendment to the Change of Control Agreement as of April 5, 2007.

EVEREST REINSURANCE HOLDINGS, INC.	EVEREST REINSURANCE COMPANY

/s/ SANJOY MUKHERJEE	/s/ SANJOY MUKHERJEE
Sanjoy Mukherjee Senior Vice President	Sanjoy Mukherjee Senior Vice President

EVEREST RE GROUP, LTD.	EVEREST GLOBAL SERVICES, INC.

/s/ SANJOY MUKHERJEE	/s/ SANJOY MUKHERJEE
Sanjoy Mukherjee Senior Vice President	Sanjoy Mukherjee Senior Vice President

/s/ JOSEPH V. TARANTO
Joseph V. Taranto